Exhibit 10.28

___________________________________________________________________

PURCHASE AND SERVICE

AGREEMENT

___________________________________________________________________

between

Shanxi Weiqida Pharmaceutical Co. Ltd.

and

Shanxi Qianyuan Pharmaceutical Co. Ltd.

July 28, 2006

PURCHASE AND SERVICE AGREEMENT

This Agreement is made on July 28, 2006

By and between

1.

Shanxi Weiqida Pharmaceutical Co., Ltd., a company established and existing in accordance with the laws of the People’s Republic of China (“PRC”), having its registered office at No. 15 Gongnong Road, Datong, Shanxi Province, the PRC (hereinafter referred to as “Party A”)

2.

Shanxi Qianyuan Pharmaceutial Co., Ltd., a company established and existing in accordance with the laws of the People’s Republic of China (“PRC”), having its registered office at Datong City Economic and Technology Development Zone (hereinafter referred to as “Party B”); and

(Each of the parties is referred to individually as a “Party” and collectively as the “the Parties”.)

Whereas:

1.

By and through the assets purchase agreement executed on June 29, 2006 between Party A and Party B (“Assets Purchase Agreement”), Party B takes over from Party A assets for formulation business including those related to the Active Pharmaceutical Ingredient named Fostomycin Trometamol Salt (the “Product”), the quality of which meet the standard of European Pharmacopoeia.

2.

Together with Dragon Pharmaceutical (Canada) Inc., (Dragon Canada), an a affiliate of Party A, C&Y Pharmaceutical Investment Holdings Limited (C&Y), the parent company of Party B, the two parties signed a Purchase and Service Agreement on June 29, 2006, both parties, with the consent from involving affiliates, agreed to replace which by this agreement hereby signed.

3.

Party A has appointed Explora Laboratories SA (“Explora”), a Swiss company, as its agent to distribute the Product in Italy and other European countries (the “Territory”) and to apply for all necessary approvals and certificates for the Product to enter into the Territory.

4.	Party A recognized the registration documentation made by Party A as qualified and acceptable for the registration and agreed to purchase that based on the present achievements.
5.

Party A agrees to allow Party B to use the documentation for the registration in other territories and, with the assistance of its associated company, to provide services for international registration for the Products to Party B during the term of this agreement.

Now and therefore, on the basis of being equal and out of their own willingness, Party A and Party B agree as follows:

1.

Appointment

As Party A has already rendered a majority part of the services described in Article 2.1 hereof, Party A hereby appoints Party B and Party B hereby accepts Party A’s appointment to continuously render such services to Party B for the term of this Agreement.

2.	Services of Party A
2.1

The Parties acknowledge that, prior to the execution of the Agreement, Party A has already rendered by and through such of Party A's officers, employees, agents, representatives and affiliates, 90% of the services in relation to entrance of the Product into the Territory (the "Services"), including without limitation the following types of services:-

-	collected information based on the requirements of GMP questionnaire and translated all relevant documents;
-	instructed COA modification according to Explora’s comments and added solvent tests in the COA;
-	translated specifications and analytical methods;
-	arranged samples of intermediates to be sent to Explora for the study of impurity;
-	collected production process information and rewrote and translated process narratives;
-	identified critical steps and intermediates and translated into English;
-	collected and translated all specifications and analytical methods for starting materials, solvents, reagents, filter aids etc.;
-	translated synthesis description, flow chart and certificate of analysis for key starting materials;
-	arranged intermediate of a key starting material to be sent to Explora for synthesis of impurity D;
-	contacted PAPP supplier in Italy for the primacy packaging information and made modification for the container closure system according to Explora’s comments and translated all related documents;
-	discussed the stability issues with Explora for final solution and ensured implementation of the packaging system in their stability test; and
-	conducted all the correspondences with Explora for better understanding and explanation and pushed the project forward.
2.2

During the term of this Agreement, Party A shall continuously render to Party B, by and through such of its officers, employees, agents, representatives and affiliates, the Services necessarily required for the entrance of the Product into the Territory.

2.3

During the term of this agreement, Party A allows Party B to use the registration document achievements sold to Party B for the registration and sales of other territories, and Party A shall continuously render to Party B, by and through such of it's officers, employees, agents, representatives and affiliates, the Services necessarily required for the entrance of the Product into those territories.

2.4

Before provision of each type of Services, at the request of Party B, the Parties shall communicate with each other and have details in relation to the Services to be rendered clarified and agreed upon by the Parties.

3.	Service Fees and Payment
3.1

The Parties agree that, Party B shall pay Party A USD1,300,000 for the Services already rendered by Party A to Party B as listed in Article 2.1 hereof which amounts to 90% of the total Services required and USD200,000 for the continuous Services to be rendered by Party A to Party B as described in Article 2.2 hereof (the “Service Fees”).

3.2	The Parties agree that the services fee as listed in Article 3.1 hereof is separate from and shall not be included in the purchase price for the purchased assets under the Assets Purchase Agreement.
3.3	The Service Fees shall be paid by Party A to Party B in the total amount of USD1,500,000 in one lump sum on or before October 31, 2006.
3.4

Both Parties agree that Party B will pay service fee to Party A for the services defined in Article 2.3. The scope of the fees and services will be negotiated and determined in the addendum of the agreement signed hereafter.

4.	Out-of-Pocket Expenses

All Out-of-Pocket Expenses, i.e., the amounts incurred to Party B in connection with its performance of the Services, including, without limitation, reasonable travelling, accommodation, communication, stationary and other expenses, shall be assumed by Party B.

5.	Term and Termination

The term of this Agreement shall commence as of the date of execution hereof by the respective authorized representatives of the Parties and continue to be effective for two years subject to early termination agreed upon by the Parties.

6.	Tax and Fee

Each Party shall be responsible for taxes and fees payable by itself as required by applicable laws and regulations.

7.	Confidentiality
7.1	Each party hereto shall
(i)

use the same care and discretion, but in no event less than reasonable care and discretion, to prevent disclosure, publication, or dissemination of the other parties’ Confidential Information (defined below) as it employs with similar information of its own; and

(ii)	not use, reproduce, distribute, disclose, or otherwise disseminate the other parties’ Confidential Information except in connection with the performance of its obligations under this Agreement.
7.2	As used herein the term "Confidential Information" means any and all data and information relating to the business of the disclosing party which:
(i)	the receiving party becomes aware as a consequence of, or through, this Agreement;
(ii)	has value to the disclosing party and is not generally known by its competitors;
(iii)	is treated by the disclosing party as confidential; and
(iv)	has been reduced to tangible form and marked clearly and conspicuously with a legend identifying its confidential or proprietary nature;

provided, however, that Confidential Information does not include any data or information which is already known to the receiving party, or which

(a)	has become generally known to the public through wrongful act of the receiving party;
(b)

has been rightfully received by the receiving party from a third party without restriction on disclosure and without, to the knowledge of the receiving party, a breach of an obligation of confidentiality running directly or indirectly to the other parties hereto;

(c)

has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protection against public disclosure, or is required to be disclosed by operation of law;

(d)	is independently developed by the receiving party without use, directly or indirectly, of the Confidential Information received from the other parties hereto;
(e)	is furnished to a third party by the disclosing party hereunder without restrictions on the third party’s right to disclose the information;
(f)	Is required to be filed and disclosed by Party A or its affiliate under U. S. Securities and Exchange Commission regulations.
7.3	Confidential Information may include, but is not limited to, information relating to the processes or financial affairs of the disclosing party.
8.	Liabilities for Breach of Contract

8.1

In the event of default by any Party hereto on its obligations provided in this Agreement, the defaulting party shall, upon the receipt of a written notice from a non-defaulting party requesting the rectification, immediately refrain from the default, and shall compensate the non-defaulting party for all losses and damages thus caused to the non-defaulting party within fourteen (14) days of the notice.

8.2	In the event that the Parties hereto are all at fault, then they shall bear the respective liabilities for the breach in accordance with the actual faults committed by parties.
9.	Applicable Law and Dispute Resolution

This agreement is to be governed and construed in accordance with the laws of the Province of British Columbia in Canada without regard to its provisions on conflict of laws and the Parties submit to the non-exclusive jurisdiction of the courts of that the Province of British Columbia in Canada.

10.	Force Majeure
10.1

If any Party cannot perform its obligations under this Agreement as a result of force majeure, such as earthquake, typhoon, flood or other natural disasters, fire, explosion, government or military actions, riot, war, epidemic or plague or other unpredictable matters that are beyond the reasonable control of that Party (collectively “Force Majeure Event”), the disturbed Party shall immediately inform the other Parties.

10.2

When a Force Majeure Event occurs, no Party shall be responsible for the possible damages, increased costs or losses suffered by the other Parties caused by its non-performance or delayed performance. And such non-performance or delayed performance shall not be deemed as a breach of this Agreement. The Party affected by the Force Majeure shall take reasonable actions to mitigate or reduce the impact of the Force Majeure, and should within as short time period as reasonably possible, endeavor to resume the performance of its obligations that are delayed or disturbed by the Force Majeure Event.

11.	Miscellaneous
11.1	Upon the completion of the Services provided under this Agreement, Party A shall issue a confirmation letter to Party B, the form of which is attached as Appendix I hereof.
11.2

Save as otherwise expressly provided in this Agreement, this Agreement may be amended, varied or supplemented only by an instrument in writing executed by or on behalf of all Parties to this Agreement.

11.3

This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the parties hereto; provided, however, that Party B may, at its sole discretion, assign or transfer its duties or interests hereunder to its affiliates.

11.4

This Agreement and its Appendices (if any) shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

11.5	This Agreement has been executed in the English and Chinese languages, both of which shall be equally authentic. In case of discrepancy between the two versions, the Chinese version shall prevail.

[Purposely left blank here below]

[Execution Page]

This Agreement is signed by the duly authorised representatives of the Parties hereto on the date of first written above.

Party A: Shanxi Weiqida Pharmaceutical Co., Ltd.

Authorized Representative

Signature:

Party B: Shanxi Qianyuan Pharmaceutial Co., Ltd.

Authorized Representative

Signature:

Appendix I

Confirmation Letter

To: Dragon Pharmaceutical (Canada) Inc.

We, C&Y Pharmaceutical Investment Holdings Limited, hereby confirms that Dragon Pharmaceutical (Canada) Inc. has satisfactorily rendered all its services to us in accordance with the provisions of the service agreement executed on [date] between C&Y Pharmaceutical Investment Holdings Limited, Dragon Pharmaceutical (Canada) Inc., Shanxi Qianyuan Pharmaceutical Co., Ltd. and Shanxi Weiqida Pharmaceutical Co., Ltd.

C&Y Pharmaceutical Investment Holdings Limited Authorized Representative

Signature:

Date: